Exhibit 10.9
Notice of Stock Option Award Granted Under the
ANGI Homeservices Inc. 2017 Stock and Annual Incentive Plan

Award Recipient:	[NAME]
Award:
Stock options to acquire [NUMBER] shares of ANGI Homeservices Inc. common stock at an exercise price of $[EXERCISE PRICE] per share (“Stock Options”) under the ANGI Homeservices Inc. 2017 Stock and Annual Incentive Plan (the “2017 Plan”). Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2017 Plan.

Award Date:	[DATE] (the “Award Date”)
Vesting Schedule:	Subject to your continued employment with ANGI Homeservices Inc. or any of its Subsidiaries, your Stock Options shall, subject to the provisions of the 2017 Plan, [VESTING SCHEDULE].
Expiration Date:
Except as otherwise provided in the 2017 Plan or the attached Terms and Conditions, once vested, your Stock Options will expire upon the earlier of: (i) the 90th day following a Termination of Employment for any reason other than death, Disability, Retirement or Cause, (ii) the one-year anniversary of a Termination of Employment due to death, Disability or Retirement, (iii) a Termination of Employment for Cause or (iv) the ten year anniversary of your Award Date,
Vested Stock Options not exercised before the applicable date set forth above will be forfeited and canceled in their entirety.

Impact of a Termination of Employment:
Except as otherwise provided in the 2017 Plan or the attached Terms and Conditions, upon a Termination of Employment: (i) your unvested Stock Options will be forfeited and canceled in their entirety and (ii) as described above, you will have a limited period to exercise your vested Stock Options.

Terms and Conditions:
Your Stock Options are subject to the attached Terms and Conditions hereto and to the 2017 Plan, which are incorporated herein by reference. Copies of these documents are available upon request from ANGI Homeservices Inc. Human Resources Department.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your Stock Options.

Terms and Conditions for Stock Option Awards Granted Under the
ANGI Homeservices Inc.2017 Stock and Annual Incentive Plan
Overview
These Terms and Conditions apply to the grant to you by ANGI Homeservices Inc. (“ANGI” or the “Company”) pursuant to Section 5 of the ANGI Homeservices Inc. 2017 Stock and Annual Incentive Plan (the “2017 Plan”) of the right and option (the “Stock Options”) to purchase the number of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), set forth in your award notice (the “Award Notice,” and together with these Terms and Conditions, the “Award Agreement”) at the exercise price per share set forth in the Award Notice. The Stock Options shall be Non-qualified Options. Unless earlier terminated pursuant to the terms of your Award Agreement or the 2017 Plan, the Stock Options shall expire on the ten year anniversary of your Award Date (the “Expiration Date”).
ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINNGS SET FORTH IN TEH 2017 PLAN.
Continuous Service
In order for your Stock Options to vest, you must be continuously employed by ANGI or any of its Subsidiaries during the Restriction Period (as defined below). Nothing in this Award Agreement or the 2017 Plan shall confer upon you any right to continue in the employ or service of ANGI or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.
Vesting
Subject to this Award Agreement and the 2017 Plan, your Stock Options shall vest and become exercisable (such period prior to vesting is the “Restriction Period”) as specified in your Award Notice.
Termination of Employment
Except as provided in this Award Agreement or the 2017 Plan, upon any Termination of Employment with ANGI or any of its Subsidiaries during the Restriction Period for any reason (including, for the avoidance of doubt, due to your death or Disability), any and all of your unvested Stock Options will be forfeited and canceled in their entirety effective immediately upon such event. Except as set forth below, upon a Termination of Employment, that portion of the Stock Options, if any, which is exercisable at the time of such Termination of Employment may be exercised prior to the first to occur of: (a) the 90th day after such Termination of Employment or (b) the Expiration Date and will thereafter be forfeited and canceled.
If your employment is terminated for Cause or if you resign in anticipation of being terminated for Cause, then all of your unvested Stock Options shall be forfeited and canceled in their entirety. In addition, if following any termination of your employment for any reason, ANGI becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that: (i) constituted fraud (financial or otherwise) or (ii) would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to ANGI and/or any of its Affiliates (the “Underlying Event”), then: (a) all of your Stock Options (whether or not vested) shall be forfeited and canceled in their entirety and (b) if any portion of your Stock Options were exercised after the Underlying Event, then ANGI shall be entitled to recover from you at any time within two (2) years after such exercise(s), and you shall pay over to ANGI, any gain realized as a result of such exercise(s). This remedy shall be without prejudice to, or waiver of, any other remedies ANGI, Subsidiaries and/or Affiliates may have in such event.
If your employment is terminated due to your death, that portion of the Stock Options, if any, which is exercisable at the time of death may be exercised by your estate or by a person who acquired the right to exercise such Stock Options by bequest or inheritance or otherwise by reason of your death at any time prior to the first to occur of: (a) the first anniversary of the date of your death or (b) the Expiration Date and will thereafter be forfeited and canceled. If your employment is terminated due to your Disability or Retirement, that portion of the Stock Options, if any, which is exercisable at the time of such termination may be exercised by you or your guardian or legal representative at any time prior to the first to occur of: (a) the first anniversary of such termination or (b) the Expiration Date and will thereafter be forfeited and canceled.
Method of Exercise of the Stock Options and Payment of the Exercise Price
The portion of your Stock Options that is vested may be exercised by delivering to the Company or the agent selected by ANGI to administer the 2017 Plan (the “Agent”) a written (including by way of electronic means) notice stating the number of whole shares to be purchased pursuant to this Award Agreement, accompanied by payment of the full purchase price of the shares of Common Stock to be purchased. Your Stock Options may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Stock Options are then exercisable if less than 100).
The exercise price of the Stock Options shall be paid: (i) in cash, by certified check or bank draft payable to the order of the Company or by way of such other instrument as the Company may accept from time to time; (ii) by exchange of shares of unrestricted Common Stock already owned by you and having an aggregate Fair Market Value equal to the aggregate purchase price (which amount shall be equal to the product of the exercise price multiplied by the number of shares of Common Stock in respect of which the Stock Options are being exercised); provided, that you represent and warrant to the Company that you hold the shares of Common Stock free and clear of liens and encumbrances; (iii) by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and the amount of any applicable federal, state, local and/or foreign withholding taxes required to be withheld by the Company; provided, that such exercise must be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company; or (iv) by any other procedure approved by the Committee, or by a combination of the foregoing.
Taxes and Withholding
No later than the date as of which an amount in respect of the Stock Options first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, you shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local and/or foreign taxes of any kind required by law to be withheld with respect to such amount and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to you (either directly or indirectly through the Agent), federal, state, local and foreign taxes of any kind required by law to be withheld. Notwithstanding the foregoing, the Company shall be entitled to hold the shares issuable to you upon the exercise of your Stock Options (or the related proceeds) until the Company or the Agent has received from you: (i) a duly executed Form W-9 or W-8, as applicable and (ii) payment for any federal, state, local and/or foreign taxes of any kind required by law to be withheld with respect to such Stock Options. Payment for any federal, state, local and/or foreign taxes of any kind may be made in the same manner as payment for the exercise price (as described above).
Adjustment in the Event of Change in Stock; Change in Control
Adjustment in the Event of Change in Stock. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization or similar event affecting the capital structure of ANGI, or a Disaffiliation, separation or spinoff, in each case, without consideration, or other extraordinary dividend of cash or other property (each, a “Share Change”), the Committee or the Board shall, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of your Stock Options and the number and kind of Shares or other securities underlying such Stock Options. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of ANGI’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation) or similar event affecting ANGI or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of your Stock Options and the number and kind of Shares or other securities underlying such Stock Options. The determination of the Committee regarding any such adjustments will be final and conclusive and need not be the same for all holders of Stock Options.
Change in Control. The vesting of your Stock Options will not be accelerated upon a Change in Control of ANGI. However, in the event that you cease to be employed by ANGI or its Subsidiaries during the two (2) year period following a Change in Control of ANGI as a result of a termination of your employment without Cause or your resignation for Good Reason, then all then unvested Stock Options shall vest in one lump sum installment as of the date of such event. In addition, following a Termination of Employment under these circumstances, your Stock Options may be exercised through the later of: (i) the last date on which the Stock Options would be exercisable in the absence of a Change in Control and (ii) the earlier of: (A) the first anniversary of the Change in Control and (B) the Expiration Date and will thereafter be forfeited and canceled.

The Disaffiliation of the business or Subsidiary of ANGI that employs you or for which you are performing services at the time of such Disaffiliation shall be considered a Termination of Employment (not a Change in Control of ANGI) and shall be governed by the applicable provisions of the 2017 and the applicable provisions of this Award Agreement; provided, however, that the Committee or the Board may deem it appropriate to make an equitable adjustment to the number of your Stock Options and the number and kind of Shares or other securities underlying such Stock Options in such case.

Non-Transferability of Stock Options
Your Stock Options are non-transferable (including by way of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise), other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
No Rights as a Stockholder
Neither you nor any transferee of your Stock Options shall have rights as a stockholder (including the right to vote the shares underlying your Stock Options and the right to receive dividends) with respect to any shares covered by such Stock Options until you or your transferee: (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a) of the 2017 Plan and (iii) has paid in full for the shares issuable upon exercise.
Payment of Transfer Taxes, Fees and Other Expenses
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of your Stock Options, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith. Notwithstanding the foregoing, you shall be solely responsible for any other taxes (including, without limitation, federal, state, local or foreign income taxes, social security, Medicare and/or other similar taxes and/or estate or excise taxes) that may be payable as a result of your participation in the 2017 Plan or as a result of the exercise of your Stock Options and/or the sale, disposition or transfer of any shares of Common Stock acquired upon the exercise of your Stock Options.
Other Restrictions
The exercise of your Stock Options shall be subject to the requirement that, if at any time the Committee shall determine that: (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law and/or (ii) the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, the exercise shall not be effective unless such listing, registration, qualification, consent and/or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
Conflicts and Interpretation
In the event of any conflict between these Terms and Conditions and the 2017 Plan, the 2017 Plan shall control; provided, however, that any action or provision that is permissive under the terms of the 2017 Plan and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2017 Plan shall govern, including (without limitation) the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the 2017 Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 2017 Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the 2017 Plan. In the event of: (i) any conflict between your Award Notice (or any other information given to you directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent)) and ANGI’s books and records or (ii) ambiguity in the Award Notice

(or any other information given to you directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent)), ANGI’s books and records shall control.
Amendment
ANGI may modify, amend or waive the terms of your Stock Options, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.
Data Protection
The acceptance of your Stock Options constitutes your authorization of the release from time to time to ANGI, its Subsidiaries and/or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Stock Options and/or the 2017 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Stock Options and/or the 2017 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Stock Options also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ANGI, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.